Exhibit 99.1

CHIQUITA REPORTS SECOND QUARTER 2012 RESULTS

COMPANY PRESENTS TRANSFORMATION STRATEGY AND PROVIDES OUTLOOK

COMPANY ANNOUNCES CEO TRANSITION PROCESS

•	Second quarter results of comparable diluted EPS of $0.27; GAAP diluted EPS of $0.12

•	Primary goals are increasing cash flow, reducing debt, and driving shareholder value

•	Target operating margins introduced at 4 percent for Bananas and 7 to 8 percent for Salads

•	Restructuring will result in at least $60 million of annual savings and will focus Chiquita on core Banana and Salad businesses

CHARLOTTE - August 7, 2012 - Chiquita Brands (NYSE: CQB) today released financial and operating results for the second quarter of 2012 and announced restructuring activities designed to increase long-term profitability. The Company reported GAAP net income of $6 million on net sales of $833 million and comparable net income[1] of $12 million. For the same period in 2011, the company reported GAAP net income of $78 million on net sales of $870 million and comparable net income of $34 million. The 2011 second quarter GAAP net income includes, among other items, the benefit of an $87 million income tax valuation allowance release, partially offset by a $32 million non-cash reserve for prior grower advances.

“While we do not believe that Chiquita's second quarter results reflect the sustainable earnings potential of our business, our results exceeded our expectations, in spite of the significant impact from the dramatic reduction in the value of the euro and difficult pricing comparisons to 2011. The negative euro impact alone was $26 million,” said Fernando Aguirre, chairman and chief executive officer. “Our Banana business continues to be stable. Our sales volumes were at similar levels to the same period of 2011, but the product supply surcharge that was in place for 2011 in North America and the large and rapid decline in the value of the euro resulted in difficult pricing comparisons to 2011. In Salads, although we had lower retail sales volumes than the year ago quarter, the volumes were higher than previously forecasted as we experienced increasing retail sales velocity on a same store basis, and we delivered cost reductions from 2011,” Aguirre added.

RESTRUCTURING ACTIVITIES
To support the goal of increasing profitability in its core businesses, Chiquita will rebalance its structure by strategically transforming the company to a high volume, lower cost operator by better leveraging its economies of scale, iconic brand, and core distribution, quality and customer service competencies. As part of this strategic change, Chiquita

[1]Comparable basis amounts exclude certain items described below under “Non-GAAP Measurements and items affecting comparability.”

will simplify and reduce its administrative and manufacturing overhead structure with the goal of achieving operating margins of 4 percent in Bananas and 7 to 8 percent in Salads over the next two to three years. The restructuring is expected to result in sustainable annual cost reductions of at least $60 million, which the company expects to begin to recognize in the fourth quarter of 2012 and to fully realize in 2013.

LEADERSHIP TRANSITION
As the company pursues this new strategic direction with a focus in driving profits in its core businesses, Chiquita's Board of Directors and its chief executive officer believe that this is the right time to announce its plans to transition leadership. The Board has formed a committee to oversee the process of selecting a new chief executive officer, and a leading executive search firm has been retained to assist in identifying qualified candidates to fill the position. Aguirre will remain as chairman and chief executive officer through the hiring and transition of a new CEO.

“It has been an honor to lead Chiquita for almost nine years,” said Aguirre. “Chiquita's dedicated employees and management team have transitioned to Charlotte and launched its strategic transformation plan. Although the current economic times have been tough, I am confident that the company is well positioned to increase its financial performance and drive shareholder value. I remain one of the largest shareholders of the company and my main interest is to increase the value for all shareholders. I look forward to working with the Board of Directors to implement the restructuring and ensure a seamless leadership transition. The future is bright and the time has come to bring in new talent who can lead the company forward.”

"On behalf of the Board, we want to thank Fernando for his leadership, dedication and commitment over his almost nine years of service,” said Kerrii B. Anderson, Chiquita's lead independent director. “He has led us through thick and thin, expanding distributional channels, transforming the North American Banana business, unlocking balance sheet value, divesting non-core assets, navigating through tough inherited litigation, reducing debt and consolidating our headquarters in the business conducive and growth oriented city of Charlotte. The Board is committed to increasing shareholder value through the execution of Chiquita's transformational strategy. Given our change in strategy, Fernando and the Board decided to conduct a thorough search to identify the best candidate to serve as Chiquita's next CEO and to jointly execute an effective and smooth leadership transition.”

2012 SECOND QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Net income (loss)” and “Diluted earnings (loss) per share” between comparable and GAAP results. See “Non-GAAP Measurements and items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Net income (loss)		Diluted earnings (loss) per share[2]
(in millions, except per share amounts)	2012	2011	2012	2011
Comparable results (Non-GAAP)	$12	$34	$0.27	$0.73
Income tax valuation allowance release	—	87	—	1.89
Reserve for growers receivables	1	(32)	0.01	(0.70)
Italian tax settlement	—	(6)	—	(0.14)
Exit activities, net of tax	(5)	(2)	(0.11)	(0.05)
Incremental non-cash interest expense	(2)	(2)	(0.05)	(0.05)
Reported results (GAAP)	$6	$78	$0.12	$1.68

Columns may not total due to rounding.
[2]Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 4 percent year-on-year to $833 million, primarily due to lower pricing in Bananas and the decrease in the euro from an average of $1.44/euro for the second quarter of 2011 to an average of $1.29/euro for the second quarter of 2012. Comparable net income for the quarter decreased due to lower revenues and higher sourcing costs, partially offset by manufacturing improvements in Salads that reduced quality costs compared to 2011 and by lower corporate costs, including marketing expenses.

Cash, Debt and Liquidity:  Cash flow from operations was $8 million for the second quarter 2012 compared to cash provided by operations of $103 million for the second quarter 2011. At June 30, 2012, cash and equivalents were $53 million, and we had $109 million of availability under our revolving credit facility. The Company borrowed $20 million under its revolving credit facility in April 2012, for seasonal working capital needs. Working capital demands are typically higher in the first half of the year.

Bananas: Net sales decreased 4 percent to $533 million. For 2012, net sales did not include a product supply surcharge in North America, and Europe's pricing was significantly affected by lower currencies. As a result, comparable operating income was $29 million for the second quarter of 2012, compared to $60 million for the second quarter of 2011. Excluding the year over year impacts of the surcharge and exchange rate movement, Bananas comparable income would have been higher than in 2011, particularly in Europe which, excluding currency has more than doubled.

Salads and Healthy Snacks: Net sales remained consistent year-on-year at approximately $252 million as foodservice and healthy snack sales offset lower volumes of retail value-added salads. Comparable operating income was $11 million for the second quarter of 2012, versus $4 million in 2011 because of manufacturing improvements which reduced per unit costs and eliminated certain quality related costs incurred in 2011.

EXECUTION OF STRATEGIC INITIATIVES - RESTRUCTURING
In an effort to increase profitability of Chiquita's core Salad and Banana businesses, Chiquita is executing a series of strategic initiatives including a restructuring. The restructuring activities are expected to reduce expenses and focus its resources on bananas and salads. In order to achieve the long-term financial targets, the company will focus on increasing volumes, reducing operating and administrative costs, and aligning investment opportunities for both business units.

The restructuring is expected to be substantially completed in the third quarter of 2012 and the resulting cost savings will begin immediately. The annual savings are expected to be at least $60 million, after a one-time charge of approximately $15 million in the second half of 2012, primarily related to severance costs. Realized savings will improve profitability, and resulting additional cash flow will be used primarily to reduce debt.

The majority of the savings come from a simplification and reduction of the company's overhead and operating structure, including the elimination of some senior management level positions to bring operational functions closer in-line with strategic decisions to be a more cost efficient, competitive business. Along with simplifying the organization, to achieve the savings, Chiquita also expects to benefit from efficiencies in sourcing and logistics, decreased research and development spending in non-core products, and continued improvements in manufacturing costs.

All of these changes will be made in a manner designed to maintain high product quality, service and food safety standards to Chiquita's customers and consumers, consistent with existing legal and contractual obligations.

OUTLOOK
For the remainder of 2012, the company will also continue to take the necessary action to control and lower operating costs as a way to partially offset the headwinds that it expects to continue within its core businesses.

•	In its Banana business, while sales volume is expected to be stable, the company expects supply to outpace demand throughout the balance of the year.

•
In North America, for the second half of 2012, year-over-year pricing comparisons will not be impacted by the 2011 product supply surcharge which was in place through the end of the second quarter of 2011.

•
The company expects for the balance of the year that the European Banana business will be negatively impacted by the lower euro exchange rate, for which the company realized equivalent dollars at a rate of approximately $1.40/euro in the second half of 2011 as compared to current levels at $1.24/euro.

•
In the Salads and Healthy Snacks business, we expect sales to see marginal second half 2012 growth versus 2011 as certain incremental private label and branded salad volume contracts open for renewal. Operating margins should improve year-over-year with efficiencies from organization realignment, improvement in manufacturing processes and the absence of certain quality related costs that were specific to 2011.

In the second quarter of 2012 and July 2012, Chiquita entered into forward contracts and option collar hedge transactions (involving average rate euro put and call options) to hedge certain of its euro-based cash flow exposure. These hedges cover 85 percent of the expected euro exposure for the balance of 2012 and for all of 2013. These hedges, which will be described in more detail in the company's Form 10-Q, will offset most of the downside currency risk below $1.23/euro for the next 18 months.

These expectations do not include any unforeseen weather, event risks or major currency fluctuations.

Management's estimates of certain financial items are as follows:

	Q2 2012	Q1 2012	FY 2012
(in $ millions)	Actual	Actual	Estimate
Capital Expenditures	11	12	55-65
Depreciation & Amortization	15	16	60-65
Gross Interest Expense [1]	10	11	40-45
Net Interest Expense [1]	9	10	35-40

[1] Interest expense includes the impact of accounting standards that add non-cash interest expense of $2 million in each quarter of 2012 and approximately $10 million for the full year.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-888-339-3503 in the United States and +719-325-2122 from international locations and providing the conference code 4237408. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 4237408.

CONTACTS: Steve Himes, 980-636-5636, shimes@chiquita.com (Investors and Analysts)
Andrew Ciafardini, 980-636-5013, aciafardini@chiquita.com (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. Our press release uses non-GAAP measures of comparable net income (loss), comparable diluted earnings (loss) per share and comparable operating income. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Valuation Allowance Release: During the second quarter 2011, the company determined it is more likely than not that it will realize its deferred tax assets, and accordingly, it recognized an income tax benefit representing the reversal of $87 million of valuation allowances against 100 percent of the U.S. federal deferred tax assets and a portion of the state deferred tax assets, primarily net operating loss carry forwards. Income taxes are not included in the results of reportable segments.

•
Reserve for (Recovery of) Grower Advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower.  In the second quarter of 2012, the company recovered $0.5 million of these advances to the Chilean grower through the bankruptcy process and continues to seek additional recoveries. The reserve and the recovery are excluded from comparable income of the Other Produce segment.

•
Italian Tax Settlement: In the second quarter 2011, the company settled, or was in the process of settling, several years of Italian income tax claims at an incremental cost of $6 million, which was significantly below the amounts originally claimed by the tax authorities. Income taxes are not included in the results of reportable segments.

•	Exit Activities:
Headquarters relocation: In November 2011, Chiquita announced its plan to relocate the Company's corporate headquarters from Cincinnati, Ohio to Charlotte, North Carolina. Of the $30 million of one-time costs expected to be incurred, the company recognized costs of $7 million ($4 million net of tax) in the second quarter of 2012, $4 million ($2 million net of tax) in the first quarter of 2012, and expects an additional $8 million of other relocation costs to be recognized primarily during the second half of 2012. Relocation costs are excluded from comparable reporting of Corporate costs.
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which is expected to provide more than $12 million of annualized cost savings, net of transition costs that include expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment for the first quarter of 2012 excludes a charge of $6 million for net losses expected on certain ship sublease contracts. These sublease losses will not recur in 2013 since the primary leases for vessels expiring in 2012 will not be renewed.
Other exit activities: In the second quarter of 2012, comparable operating income of the Salads and Healthy Snacks segment excludes $1 million of expense to close a research and development facility. In the second quarter of 2011, the company excluded from comparable operating income $2 million of severance costs to realign its salad overhead costs and to embed its global innovation and marketing functions into its business units. This realignment-related expense was allocated to the reportable segments for GAAP reporting. During the first quarter of 2012, the company excluded from comparable operating income $4 million ($3 million net of tax) for asset write-offs and severance for discontinued product items, and other restructuring-related severance. GAAP reporting included $2 million of these activities in the Salads and Healthy Snacks segment and $2 million was in the Other Produce segment.

•
Incremental non-cash interest expense on Convertible Notes: Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company's $200 million of 4.25% Convertible Senior Notes. Comparable net income excludes this additional interest expense because it is non-cash; it was $2 million for each of the second quarters of 2012 and 2011 and $5 million and $4 million in the six months ended June 30, 2012 and 2011, respectively. Interest expense is not included in the results of reportable segments.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is committed to Improving World Nutrition, as a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “2012 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of the Company's corporate headquarters, and other North American corporate functions, to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes highlighted in this press release; unusual weather events, conditions or crop risks; our continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of our agreements; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$833	$870	$1,627	$1,695
Operating expenses:
Cost of sales	726	716	1,429	1,404
Selling, general and administrative	67	92	137	168
Depreciation	13	12	26	25
Amortization	2	2	5	5
Equity in loss of investees	1	1	3	4
Reserve for (recovery of) grower advances	—	33	—	33
Relocation costs	7	—	11	—
Operating income (loss)	18	14	17	56
Interest income	1	1	2	2
Interest expense	(10)	(14)	(21)	(28)
Income (loss) before taxes	8	1	(2)	30
Income tax	(3)	77	(4)	72
Net income (loss)	$6	$78	$(6)	$102

Basic earnings per share	$0.12	$1.71	$(0.12)	$2.25
Diluted earnings per share	$0.12	$1.68	$(0.12)	$2.21

Shares used to calculate basic earnings per share	45.9	45.4	45.9	45.4
Shares used to calculate diluted earnings per share	46.2	46.3	45.9	46.2

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - SECOND QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter ended June 30,		Percent Change Increase (Decrease)	Six months ended June 30,		Percent Change Increase (Decrease)
	2012	2011	vs. 2011	2012	2011	vs. 2011
Net sales by segment
Bananas	$533	$555	(4.0)%	$1,053	$1,094	(3.8)%
Salads and Healthy Snacks	252	253	(0.4)%	489	491	(0.3)%
Other Produce	49	63	(22.5)%	84	109	(23.1)%
	$833	$870	(4.3)%	$1,627	$1,695	(4.0)%
Comparable operating income (loss) [1]
Bananas	$29	$60	(51.6)%	$54	$116	(53.6)%
Salads and Healthy Snacks	11	4	NM	13	10	29.5%
Other Produce	(4)	(1)	NM	(8)	(4)	NM
Corporate	(12)	(15)	22.2%	(21)	(32)	32.9%
	$25	$49	(49.0)%	$37	$91	(58.8)%
Comparable operating margin by segment
Bananas	5.5%	10.8%	(5.4) pts	5.1%	10.6%	(5.5) pts
Salads and Healthy Snacks	4.4%	1.6%	2.7 pts	2.7%	2.1%	0.6 pts
Other Produce	(8.0)%	(1.7)%	(6.3) pts	(10.0)%	(3.7)%	(6.3) pts

SG&A as a percent of sales	8.1%	10.6%	(2.5) pts	8.4%	9.9%	(1.5) pts

Company banana sales volume (40 lb. boxes)
North America	16.7	16.6	0.6%	32.5	32.7	(0.6)%
Core European markets[2]	10.1	10.6	(4.7)%	20.6	21.1	(2.3)%
Mediterranean & Middle East	4.5	3.3	36.4%	8.8	6.5	35.4%
Banana Pricing
North America			(8.3)%			(7.1)%
Core European markets[2]
U.S. Dollar			(5.5)%			(7.7)%
Local			5.3%			(0.5)%
Mediterranean & Middle East			0.5%			(3.9)%
Retail value-added salads
Volume (12-count cases)	12.2	13.3	(8.3)%	24.5	26.1	(6.1)%
Pricing			0.5%			(0.1)%
Euro average exchange rate, spot (dollars per euro)	$1.29	$1.44	(10.4)%	$1.28	$1.40	(8.6)%
Euro average exchange rate, hedged (dollars per euro)	$1.29	$1.43	(9.8)%	$1.31	$1.39	(5.8)%
Columns may not total due to rounding.

[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and items affecting comparability.”
[2] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2012 vs. 2011
(Unaudited—in millions)

	Q1	Q2	YTD
Currency Impact (Euro/Dollar)
Revenue	$(10)	$(25)	$(35)
Local costs	2	6	8
Hedging[1]	6	1	7
Balance sheet translation[2]	—	(8)	(8)
Net European currency impact	$(2)	$(26)	$(28)

Columns may not total due to rounding.

[1] Second quarter no hedging benefits were recognized in 2012 versus costs of $1 million in the same period of 2011.
[2] Second quarter balance sheet translation was a loss of $8 million in 2012 versus a gain of $1 million in the same period of 2011.